Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE
Contacts MEDIA INVESTORS	Jim Sabourin Thomas A. H. White	423 294 6300 423 294 8996

Unum Group non-executive chairman Fossel retiring;

Ryan named non-executive chairman

CHATTANOOGA, Tenn. (July 6, 2011) – Unum Group (NYSE:UNM) today announced that Jon S. Fossel, 69, is retiring as non-executive chairman of the board of directors. William J. Ryan has been named non-executive chairman of the board of directors, succeeding Fossel. The transition will take effect on September 30, 2011, when Fossel marks five years of service as chairman.

Fossel joined the board in 2002 and has served as non-executive chairman since October 1, 2006. He will provide consulting services to the company after his retirement. Ryan, 67, joined the board in 2004 and is currently chair of the Governance committee and a member of the Finance committee. He retired in 2009 as chairman of TD Banknorth Inc. Previously, he was president, chief executive officer and a director of TD Banknorth Inc. Ryan is also currently a director of Wellpoint, Inc.

“Consistent with my belief that board chairs should rotate periodically, I had indicated to the board earlier this year that I did not intend to serve more than five years as chairman,” said Fossel. “I have decided that this would also be a good time for me to step off the board. The company has achieved a remarkable turnaround, and I am confident it is well positioned for the future.”

“I am pleased to have been chosen by my fellow board members to assume the position of chairman,” said Ryan. “Unum is an exceptional organization with a track record of outstanding performance, and I look forward to working with our strong board and management team to continue to create value for our shareholders. Jon Fossel has served the company well, and we thank him for his years of service.”

Since 2006, Unum’s operating earnings per share have grown at a compound rate of 11 percent and its stock price has significantly outperformed the industry, the S&P 500 and the broader stock market. Unum has also increased its dividend three consecutive years and has completed and/or announced more than $2 billion in share repurchases since 2008.

The company’s increased profitability and financial stability prompted upgrades in its financial strength ratings by S&P, Fitch, Moody’s and A.M. Best over the last three years.

About Unum

Unum (www.unum.com) is one of the leading providers of employee benefits products and services, and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

Safe Harbor Statement

Certain information in this press release constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of claims management operations; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) events or consequences relating to political instability, terrorism, and acts of war, both domestic and foreign; and (24) ability to recover our systems and information in the event of a disaster or unanticipated event.

For further information about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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